UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported):
October 3, 2019

Gardner Denver Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38095	46-2393770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 East Erie Street
Suite 500
Milwaukee, Wisconsin 53202
(414) 212-4700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	GDI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 3, 2019, Gardner Denver Holdings, Inc. (the “Company”) appointed Emily A. Weaver to serve as the Company’s Senior Vice President and Chief Financial Officer effective December 1, 2019. Ms. Weaver will succeed Neil Snyder, who will step down from his position as Vice President and Chief Financial Officer by mutual agreement with the Company effective upon Ms. Weaver’s start date. Mr. Snyder will remain with the Company for a transitional period following Ms. Weaver’s commencement of employment as the Company’s Chief Financial Officer.

Ms. Weaver, 48, joins the Company from Fortive Corporation, a diversified industrial technology growth company, where she is currently Fortive’s Chief Accounting Officer. Prior to Fortive’s spin-off from Danaher Corporation in 2016, Ms. Weaver served as Vice President, Finance of Danaher. Ms. Weaver joined Danaher in 2013 from General Electric Company, where she had most recently served as Global Controller, Global Locomotive Operations and Deputy Global Controller, GE Transportation. Before that, Ms. Weaver served as Inspections Leader, Division of Registration and Inspections for the Public Company Accounting Oversight Board. Ms. Weaver began her career at PricewaterhouseCoopers. Ms. Weaver holds a Bachelor of Arts in Business Economics from the University of California, Santa Barbara.

In connection with her appointment as Senior Vice President and Chief Financial Officer, the Company entered into an offer letter, dated October 3, 2019, with Ms. Weaver (the “Offer Letter”). The Offer Letter provides that Ms. Weaver is entitled to receive an annual base salary of $575,000 and to participate in the Company’s Management Incentive Plan with an annual target award opportunity of 85% of her annual base salary. Ms. Weaver’s annual bonus for 2019 will be equal to her annual target award opportunity prorated based on her period of employment with the Company in 2019. Ms. Weaver is also entitled to receive a one-time cash bonus of $500,000. If she terminates her employment without good reason or is terminated by the Company for cause within 24 months from her start date, she must repay this signing bonus in full.

Beginning in 2020, Ms. Weaver will be eligible to participate in the Company’s long-term incentive plan with a target annual equity grant opportunity equal to $1,650,000. In 2019, she will also receive an initial equity grant having a $2,500,000 grant date value comprised of 75% restricted stock and 25% stock options. This initial grant will vest in equal thirds on the second, third and fourth anniversaries of the grant date.

The Offer Letter provides that if the Company terminates her employment without cause or she resigns for good reason, then, subject to her continued compliance with restrictive covenants and execution of a customary release, she will be entitled to receive:

•	continued payment of her then-current annual base salary for a 12-month period; and

•	subject to her electing to receive benefits under COBRA, continued coverage under the Company’s group health plans at active-employee rates for up to 12 months after her termination date.

The Company will reimburse Ms. Weaver’s legal fees in connection with the negotiation of the Offer Letter, up to a maximum of $10,000. The Company has also agreed to indemnify Ms. Weaver in the event of any alleged violation of her non-compete covenant with her prior employer as a result of the commencement of her employment with the Company.

The selection of Ms. Weaver to serve as the Company’s Senior Vice President and Chief Financial Officer was not pursuant to any arrangement or understanding between her and any other person. There are no family relationships between Ms. Weaver and any director or executive officer of the Company, and there are no transactions between Ms. Weaver and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Item 8.01	Other Events

On October 9, 2019, the Company issued a press release announcing the appointment of Ms. Weaver as Senior Vice President and Chief Financial Officer as successor to Mr. Snyder. The press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Gardner Denver Holdings, Inc. Press Release dated October October 9, 2019

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gardner Denver Holdings, Inc.

Date: October 9, 2019	By:	/s/ Andrew Schiesl
	Name:	Andrew Schiesl
	Title:	Vice President, General Counsel, Chief Compliance Officer and Secretary